EXHIBIT 99.2

Orion Energy Systems, Inc.
Supplemental Information
Fiscal 2015 First Quarter Ended June 30, 2014
August 4, 2014

On August 4, 2014, Orion Energy Systems, Inc. issued a press release announcing financial results for its fiscal 2015 first quarter ended June 30, 2014.  The purpose of the supplemental information included below is to provide further discussion and analysis of our financial results for the first quarter ended June 30, 2014.  Therefore, the accompanying information provided below should be read in conjunction with our press release.

Statement of Operations
Revenue. Product revenue decreased from $17.5 million for the fiscal 2014 first quarter to $12.2 million for the fiscal 2015 first quarter, a decrease of $5.3 million, or 30%. The decrease in product revenue was a result of decreased sales of solar photovoltaic, or PV, systems and delayed customer purchase decisions as a result of the continuing emergence of light emitting diode, or LED, lighting solutions. We began to experience this customer delay during our fourth quarter of fiscal 2014. Within our industrial customer base, LED product costs have been declining while performance, and the related energy reduction is improving. However, while return on investment for our customers using LED technology is improving, these products do not currently meet existing customer payback expectations of two years. We believe customers have been delaying decisions as they continue to monitor and evaluate lighting technology alternatives. We believe that these products will become more economically viable during the back half of calendar 2014. Product sales of our LED fixtures increased from $1.1 million for the fiscal 2014 first quarter to $2.5 million for the fiscal 2015 first quarter, an increase of $1.4 million, or 127%. Service revenue decreased from $3.3 million for the fiscal 2014 first quarter to $1.1 million for the fiscal 2015 first quarter, a decrease of $2.2 million, or 68%. The decrease in service revenue was a result of fewer solar projects under construction and lower national account lighting sales versus the prior year. Total revenue from renewable energy systems was $1.1 million for the fiscal 2015 first quarter compared to $5.0 million for the fiscal 2014 first quarter. The decrease in revenue from renewable energy systems was due to fewer solar projects under construction as compared to a single large solar project under construction during fiscal 2014. We expect this trend of decreasing solar PV system revenue to continue through the remainder of fiscal 2015 as a result of deemphasizing our focus on pursuing new solar PV projects.
Backlog. Total cash order backlog as of June 30, 2014 was $7.4 million, which included $0.4 million of solar PV orders, compared to a backlog of $2.7 million as of March 31, 2014, which included $1.1 million of solar PV orders. We currently expect approximately $7.3 million of our backlog to be recognized as revenue during the remainder of fiscal 2015. We typically expect the non-solar portion of our backlog to be recognized as revenue within 90 days from receipt of order. Our solar PV orders are typically longer-term construction type projects and we expect revenue to be recognized over a period of between three and 24 months from receipt of order, depending upon the size and complexity of the project. The roll-forward of cash backlog from March 31, 2014 to June 30, 2014 is as follows (in millions):

Backlog – March 31, 2014	$2.7
Q1 – Plus: Cash orders and OTA contracts at net present value of future cash flows	17.2
Q1 – Less: Revenue recognized during the quarter	(13.3)
Q1 – Plus: Portion of revenue recognized from PPAs	0.2
Q1 – Plus: Other miscellaneous and project change orders	0.6
Backlog – June 30, 2014	$7.4

Cost of Revenue and Gross Margin. Our cost of product revenue decreased from $12.9 million for the fiscal 2014 first quarter to $9.9 million for the fiscal 2015 first quarter, a decrease of $3.0 million, or 23%. Our cost of service revenue decreased from $2.2 million for the fiscal 2014 first quarter to $0.8 million for the fiscal 2015 first quarter, a decrease of $1.4 million, or 62%. Total gross margin was 19.6% for the fiscal 2015 first quarter compared to 27.4% for the fiscal 2014 first quarter. Our gross margin on solar PV revenue was 19.6% during the fiscal 2015 first quarter compared to 22.2% during the fiscal 2014 first quarter. Gross margin from sales of our integrated lighting systems for the fiscal 2015 first quarter was 19.6% compared to 29.1% for the fiscal 2014 first quarter. The decrease in our lighting gross margin percentage was due to the decrease in sales volumes of manufactured lighting products and the related impact of fixed expenses within our manufacturing facility. We expect that our gross margins from sales of lighting products will improve as sales volumes increase of manufactured lighting products increases and our manufacturing facility can reach economies of scale.
General and Administrative Expenses. Our general and administrative expenses increased from $2.8 million for the fiscal 2014 first quarter to $3.6 million for the fiscal 2015 first quarter, an increase of $0.9 million, or 32%. The increase was due to intangible amortization expense of $0.3 million, incremental expenses resulting from the acquisition of Harris in fiscal 2014, increased compensation and benefit expenses, and increased consulting expenses related to initiatives for recruiting and talent development, strategic sourcing and the creation of financial systems tools. These increases were partially offset by decreased legal expenses of $0.2 million during the quarter.
Acquisition and Integration Related Expenses. Our acquisition and integration related expenses for the the fiscal 2015 first quarter were $22,000. We incurred no acquisition related expenses for the fiscal 2014 first quarter.

Sales and Marketing Expenses. Our sales and marketing expenses decreased from $3.3 million for the fiscal 2014 first quarter to $2.9 million for the fiscal 2015 first quarter, a decrease of $0.4 million, or 13%. The decrease was due to reduced commission expense of $0.2 million due to the decline in revenue, reduced depreciation of $0.2 million as sales IT systems reached the end of their depreciable lives, and reduced travel expenses of $0.2 million due to the sale of our corporate jet. These decreases were partially offset by increased spending in advertising and product promotions to increase LED revenue opportunities and an increase for incremental operating expenses from the acquisition of Harris during fiscal 2014. We have recently been increasing, and intend to continue to increase, our in-market direct sales force during fiscal 2015. Additionally, we intend to invest in a re-branding initiative during fiscal 2015 to educate our customers about our LED product offerings.
Total sales and marketing employee headcount was 84 and 80 at June 30, 2013 and 2014, respectively.
Research and Development Expenses. Our research and development, or R&D, expenses decreased from $0.5 million for the fiscal 2014 first quarter to $0.4 million for the fiscal 2015 first quarter, a decrease of $0.1 million, or 15%. Our R&D expenses decreased during the quarter due to a reduction in compensation expenses, offset by increased spending for samples, testing and certification of new products. We expect our R&D expenses to increase during the remainder of fiscal 2015 due to initiatives to expand our LED fixture product lines.
Interest Expense. Our interest expense decreased from $113,000 for the fiscal 2014 first quarter to $90,000 for the fiscal 2015 first quarter, a decrease of $23,000, or 20%. The decrease in interest expense was due to the reduction in financed contract debt for our Orion Throughput Agreements, or OTAs, compared to the prior year first quarter.
Interest Income. Our interest income decreased from $174,000 for the fiscal 2014 first quarter to $94,000 for the fiscal 2015 first quarter, a decrease of $80,000, or 46%. Our interest income decreased as we increased the utilization of third party finance providers for a majority of our financed projects. In the future, we expect our interest income to decrease as we continue to utilize third party finance providers for our OTA projects.
Income Taxes. Our income tax expense decreased from $13,000 for the fiscal 2014 first quarter to $11,000 for the fiscal 2015 first quarter, a decrease of $2,000, or 15%. Our effective income tax rate for the fiscal 2015 first quarter was 0.3%, compared to 1.7% for the fiscal 2014 first quarter. The change in effective rate was due primarily to the impact of expected minimum state tax liabilities.
Statement of Cash Flows
Cash Flows Related to Operating Activities. Cash used in operating activities primarily consists of net income (loss) adjusted for certain non-cash items, including depreciation and amortization, stock-based compensation expenses, income taxes and the effect of changes in working capital and other activities.

Cash used in operating activities for the fiscal 2015 first quarter was $1.3 million and consisted of net cash provided by changes in operating assets and liabilities of $1.5 million and cash used from a net loss adjusted for non-cash expense items of $2.7 million. Cash provided by changes in operating assets and liabilities consisted of a decrease in accounts receivable of $1.8 million due to collections of customer payments, a decrease of $0.6 million in inventory on decreased purchases of raw materials, predominantly fluorescent lighting components, a decrease in deferred contract costs of $0.6 million due to the progress completion of solar PV projects under construction, and a decrease in prepaid and other assets of $0.8 million for unbilled revenue related to solar projects where construction progress is billed to the customer at the beginning of the month following the month in which the work was performed and ordinary amortization of prepaid expenses. Cash used from changes in operating assets and liabilities included a $1.6 million decrease in accounts payable due to reduced inventory purchases and the timing of vendor payments, a $0.6 million decrease in accrued expenses due to reduced legal, commission and project installation expenses incurred during the quarter, and a decrease in deferred revenue of $0.3 million due to the timing of project billing for solar projects under construction.
Cash provided from operating activities for the fiscal 2014 first quarter was $2.0 million and consisted of net cash provided by changes in operating assets and liabilities of $0.6 million and a net loss adjusted for non-cash expense items of $1.4 million. Cash provided by changes in operating assets and liabilities consisted of a decrease of $1.5 million in inventory on decreased purchases of lighting components, predominantly fluorescent ballasts and LED components, an increase in accounts payable of $2.9 million due to the timing of vendor payments for solar project materials and construction installation costs, a decrease in prepaid and other assets of $0.4 million for unbilled revenue related to solar projects where construction progress is billed to the customer at the beginning of the month following the month in which the work was performed and an increase in accrued expenses of $0.6 million related to legal expenses and project installation costs. Cash used from changes in operating assets and liabilities included a $4.4 million increase in accounts receivable due to the timing of project billing for a large solar project under construction.
Cash Flows Related to Investing Activities. For the fiscal 2015 first quarter, cash provided from investing activities was $0.6 million which included $1.0 million of proceeds from the sale of our facility in Plymouth, Wisconsin, offset by $0.3 million for capital improvements related to new product tooling, information systems technologies and infrastructure investments to improve our response time to customers and generate business efficiencies, and $47,000 for investment in patents.
For the fiscal 2014 first quarter, cash used in investing activities was $0.1 million for capital improvements related to product development tooling and information technology systems.
Cash Flows Related to Financing Activities. For the fiscal 2015 first quarter, cash flows used in financing activities were $0.6 million which included $0.8 million used for repayment of long-term debt partially offset by $0.2 million received from stock option exercises and stock note repayments.

For the fiscal 2014 first quarter, cash flows used in financing activities were $0.8 million which included $0.9 million used for repayment of long-term debt partially offset by $36,000 received from stock option exercises and stock note repayments.
Working Capital
Our net working capital as of June 30, 2014 was $29.7 million, consisting of $44.2 million in current assets and $14.5 million in current liabilities. Our net working capital as of March 31, 2014 was $33.1 million, consisting of $50.3 million in current assets and $17.2 million in current liabilities. Our current accounts receivables decreased from our fiscal 2014 year-end by $1.4 million due to increased collections. Our current inventories decreased from our fiscal 2014 year-end by $0.9 million due to decreases in raw materials and accessories for fluorescent lighting product lines. Our deferred contract costs decreased from our fiscal 2014 year-end by $0.6 million due to progress completion of our solar PV projects. Our prepaid expenses and other assets decreased from our fiscal 2014 year-end by $1.9 million due to the sale of our Plymouth building resulting in a $1.0 decrease, a $0.6 million decrease in unbilled revenue related to the timing of billing on solar projects and the ordinary amortization of other prepaid expenses. Our accounts payable decreased from our fiscal 2014 year end by $1.6 million due to decreased inventory purchases and the timing of vendor payments. Our accrued expenses decreased from our fiscal 2014 year end by $0.6 million due to decreases in accrued project installation costs, decreased legal expenses and reduced commission expense.
We generally attempt to maintain at least a three-month supply of on-hand inventory of purchased components and raw materials to meet anticipated demand, as well as to reduce our risk of unexpected raw material or component shortages or supply interruptions. Our accounts receivables, inventory and payables may increase to the extent our revenue and order levels increase.
Capital Spending
Capital expenditures totaled $0.3 million during the fiscal 2015 first quarter due to investments in new product tooling, information systems technologies and infrastructure investments to improve our response time to customers and generate business efficiencies. We expect to incur a total of approximately $0.6 to $0.9 million in capital expenditures during the remainder of fiscal 2015. Our capital spending plans predominantly consist of investments related to new product development tooling, our manufacturing operations to improve efficiencies and reduce costs, for investments in information technology systems, and improvements in telecommunication systems to enhance communications to customers. We expect to finance these capital expenditures primarily through our existing cash, equipment secured loans and leases, to the extent needed, long-term debt financing, or by using our available capacity under our credit facility.

Additionally, a key part of our strategic growth plans are to pursue potential acquisition opportunities.
Liquidity and Capital Resources
We had approximately $16.3 million in cash and cash equivalents and $0.5 million in short-term investments as of June 30, 2014, compared to $17.6 million and $0.5 million at March 31, 2014. Additionally, as of June 30, 2014 we had $15.0 million of borrowing availability under our revolving credit agreement. We are currently working with JP Morgan on a renewal of our credit agreement which otherwise expires on August 30, 2014.
We were not in compliance with our line of credit covenant requirements related to debt service coverage ratio and funded debt to EBITDA ratio as of June 30, 2014. We are in the process of obtaining a covenant waiver and anticipate receiving such waiver due to our cash balances and no borrowings outstanding under the credit facility.

We believe that our existing cash and cash equivalents, our anticipated cash flows from operating activities and our borrowing capacity under our revolving credit facility will be sufficient to meet our anticipated cash needs for the next 12 months, dependent upon our growth opportunities with our cash and finance customers and future potential acquisitions. Any future potential acquisitions would likely need to be funded by our existing cash resources, our credit facility, seller financing and/or the issuance of additional equity or debt securities.
On January 17, 2014, we filed a universal shelf registration statement with the Securities and Exchange Commission. Under our shelf registration statement, we have the flexibility to publicly offer and sell from time to time up to $75.0 million of debt and/or equity securities. The filing of the shelf registration statement will help facilitate our ability to raise public equity or debt capital to expand existing businesses, fund potential acquisitions, invest in other growth opportunities, or repay existing debt.

Safe Harbor Statement
Certain matters discussed in this supplemental information are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements may generally be identified as such because the context of such statements will include words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” or words of similar import. Similarly, statements that describe our financial guidance or future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties that could cause results to differ materially from those expected, including, but not limited to, the following: (i) our development of, and participation in, new product and technology offerings or applications, including customer acceptance of our LED product lines; (ii) the rate of customer adoption of LED lighting products and the increasing duration of customer sales cycles as customers defer purchasing decisions to evaluate LED product costs and performance; (iii) deterioration of market conditions, including delays to customer capital expenditure budgets; (iv) our ability to compete and execute our growth and profitability strategy in a highly competitive market and our ability to respond successfully to market competition; (v) any material changes to our inventory obsolescence reserves; (vi) our ability to recruit and hire sales talent to increase our in-market sales; (vii) the substantial cost of our various legal proceedings; (viii) our decreasing emphasis on obtaining new solar photovoltaic construction projects, (ix) price fluctuations, shortages or interruptions of component supplies and raw materials used to manufacture our products; (x) loss of one or more key customers or suppliers, including key contacts at such customers; (xi) our ability to effectively manage our product inventory to provide our products to customers on a timely basis; (xii) our ability to effectively manage the credit risk associated with our debt funded OTA contracts; (xiii) a reduction in the price of electricity; (xiv) the cost to comply with, and the effects of, any current and future government regulations, laws and policies; (xv) increased competition from government subsidies and utility incentive programs; (xvi) dependence on customers’ capital budgets for sales of products and services; (xvii) the availability of additional debt financing and/or equity capital; (xviii) potential warranty claims; (xix) potential acquisitions; and (xx) our expectations for the fiscal year ending March 31, 2015. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are made only as of the date of this supplemental information and we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. More detailed information about factors that may affect our performance may be found in our filings with the Securities and Exchange Commission, which are available at http://www.sec.gov or at http://www.oesx.com in the Investor Relations section of our Web site.